                          CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the inclusion, in this Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended, filed on Form N-4 (File No. 333-90081) for the Providentmutual Variable Annuity Separate Account, of the following reports:

     1. Our report dated February 2, 2001 on our audits of the financial statements of Providentmutual Life and Annuity Company of America as of December 31, 2000 and 1999 and for each of the three years in the period ending December 31, 2000.

     2. Our report dated February 26, 2001 on our audits of the financial statements of the Providentmutual Variable Annuity Separate Account (comprising forty-eight subaccounts) as of December 31, 2000, and the related statements of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended.

      We also consent to the reference to our Firm under the caption "Experts" and "Financial Information".






PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
April 24, 2001